AGREEMENT BY AND BETWEEN PRACTICEXPERT, INC., MICHAEL MANAHAN, JONATHAN DOCTOR, ZIMA HARTZ, KEVIN GILBERT AND MONICA DEDOVICH

This Agreement is entered this 19th day of September, 2006 by and between PracticeXpert, Inc., a Nevada corporation (the "Company") on the one hand, and Michael Manahan, Jonathan Doctor, Zima Hartz, Kevin Gilbert, and Monica Dedovich (collectively "Outgoing Management"), on the other hand.

WHEREAS the Company is seeking a new round of financing from PI (Cayman) Limited and the current holders of certain Debentures issued by the Company on May 19, 2006 (collectively "Prospective Investors");

WHEREAS, the financial viability of the Company requires an immediate infusion of cash to the Company;

WHEREAS, the Company seeks to quantify, reduce and defer repayment of certain liabilities that may be owed to the Outgoing Management and to induce an investment by the Prospective Investors;

WHEREAS, the Prospective Investors are unwilling to invest additional monies in the Company if such monies would be used primarily to reimburse insiders such as the Outgoing Management;

NOW THEREFORE, for due and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Outgoing Management (collectively the "Parties") hereby agree as follows:

1. Except as expressly provided herein, each member of the Outgoing Management, individually and on behalf of his or her own heirs, successors and assigns, hereby waives, releases and forgives any rights, claims, causes of action, and damages against the Company relating to any golden parachutes, severance pay, wrongful termination, salary, benefits, and other compensation that may be due for services rendered to the Company as an employee, board member, officer, contractor or otherwise. Notwithstanding the foregoing, the Parties agree that this waiver and release does not include compensation, if any, for past services rendered to the Company by Outgoing Management which is described fully in Schedule A hereto, was duly deferred at the time such compensation was earned, and for which the Company maintained contemporaneous records.

2. The Outgoing Management hereby agrees, individually and on behalf of his or her own heirs, successors and assigns, the he or she shall not file any causes of actions or complaints against the Company for any employment-related claims and shall sign all waivers and releases required by applicable state law and reasonably requested by the Company relating to a release of claims arising from the employment relationship.

3. The Parties agree that each Outgoing Management member is waiving, forgiving and/or relinquishing any rights to reimbursement or repayment of monies lent to the Company in his or her own name or in the name of any family members unless such loans (a) are listed in Schedule B; (b) have been documented on the

Company's books and records prior to the date of this Agreement; and (c) such member has agreed, by signing this Agreement, to the following terms and conditions:

(i) The Outgoing Management member agrees to defer repayment of any such amounts owed by the Company for nine months from the date of this Agreement and, thereafter, to accept a monthly repayment plan with the first payment due on July 1, 2007. Each Outgoing Management member agrees to a repayment plan which shall provide for repayment of the entire obligation owed to him or her over an eighteen month period commencing on July 1, 2007 for obligations exceeding $100,000.00 and a twelve-month period for lesser obligations; and

(ii) The Outgoing Management member acknowledges by execution of this Agreement that all loans from PI (Cayman) and Midtown have superior security in the assets of the Company and its subsidiaries to any amounts owed to such undersigned member.

4. The Parties hereby agree that Outgoing Management is not waiving, releasing, or foregoing reimbursement for legitimate expenses incurred on behalf of the Company; provided that such Outgoing Management submits adequate documentation of such expenses to the Company and defers repayment of any expense over 30 days old until nine months after the date of this Agreement. In order to preserve such entitlement to reimbursement, the Parties agree that all reasonable expenses, except those incurred within the last thirty days, must be listed in Schedule C hereto.

5. The Company agrees to pay each Outgoing Management member for services rendered after the date of this Agreement and after resignation of such Member based upon any written agreement that new management reaches with such Member, if any. To avoid all doubt, in the absence of any such written agreement, the Outgoing Management will not be further compensated.

6. The Company agrees that the obligations set forth in Schedules A, B, and C hereto are valid and enforceable obligations of the Company and that there are no offsets or cross-claims relating to these financial obligations. The Company hereby waives and relinquishes any rights to offset, challenge or dispute the underlying financial obligations set forth in Schedules A, B, and C. As of the date of this Agreement, the Company further waives, releases and relinquishes any rights with respect to the Outgoing Management Member to receive any further services from him or her as an officer, director or employee of the Company under the terms of any prior employment and compensation agreement, except to the minimum extent necessary to take such further actions as are required to appoint successor directors and to vote on the Term Sheet of the Prospective Investors.

7. The Parties agree that the Prospective Investors are intended beneficiaries of this Agreement.

8. The Parties agree that they shall not make any remarks or comments to any third parties that are intended, or could reasonably be construed as, disparaging of the other parties hereto.

9. Notwithstanding anything to the contrary herein, the Company is not hereby waiving or releasing any rights arising under any employment and compensation agreements with Outgoing Management relating to the protection of confidential and proprietary information, non-competition, non-solicitation and anti-disparagement. Notwithstanding anything to the contrary herein, the Outgoing Management are not hereby waiving any contractual rights to indemnification by the Company.

9. This document may be executed by means of counterpart signatures.

IN WITNESS WHEREOF, the Parties to this Agreement have duly executed it on the day first written above.

PracticeXpert, Inc.

By: ______________________
Michael Manahan, CEO

Michael Manahan

____

Jonathan Doctor

____

Zima Hartz

____

Kevin Gilbert

____

Monica Dedovich

____

Schedule A

Deferred Salary & Compensation		
Mike Manahan	$	190,628
Jonathan Doctor	$	187,411
Zima Hartz	$	193,512
Kevin Gilbert	$	21,913
	$	593,463

Schedule B

Amounts Due to Officers & Directors		
Mike Manahan	$	153,992
Jonathan Doctor (1)	$	45,221
Zima Hartz	$	22,759
Monika Dedovich	$	303,260
Cora Manahan	$	65,120
Daniel Doctor	$	83,594
	$	673,945

Exhibit C
Expenses

Reimbursements Due		
Mike Manahan	$	13,519
Jonathan Doctor	$	-
Zima Hartz	$	1,665
Monica Dedovich	$	4,265
Kevin Gilbert	$	3,762
	$	23,211